Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-205471, 333-205469, 333-183491, 333-176111, 333-176110, 333-173208, 333-230644 and 333-234630) on Form S-8, Registration Statement (No. 333-234353) on Form S-3 and Registration Statements (Nos. 333-224424 and 333-225768) on Form S-1 of InVivo Therapeutics Holdings Corp. of our report dated February 20, 2020, relating to the consolidated financial statements of InVivo Therapeutics Holdings Corp. and Subsidiary appearing in the Annual Report on Form 10-K of InVivo Therapeutics Holdings Corp. for the year ended December 31, 2019.

/s/RSM US LLP

Boston, Massachusetts

February 20, 2020